Registration No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM S-8

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                       PRIMEX TECHNOLOGIES, INC.
        (Exact name of registrant as specified in its charter)

          Virginia                                   06-1458069
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)

                       10101 Ninth Street North
                  St. Petersburg, Florida 33716-3807
          (Address of Principal Executive Offices) (Zip Code)

    Primex Technologies, Inc. Stock Plan for Nonemployee Directors
                       (Full title of the plan)

                     Johnnie M. Jackson, Jr., Esq.
                               Secretary
                       Primex Technologies, Inc.
                       10101 Ninth Street North
                  St. Petersburg, Florida 33716-3807
                (Name and address of agent for service)

                            (813) 578-8100
    (Telephone number, including area code, of agent for service)
                    CALCULATION OF REGISTRATION FEE

                           Proposed maximum

                                      Proposed      Proposed
                                      maximum       maximum
                                      offering      aggregate   Amount of
Title of securities   Amount to be    price         offering    registration
to be registered      registered      per share(1)  price(1)    fee

Common Stock, par
value $1 per
share.............    50,000(3)       $31.35        $1,567,500  $475

Series A
Participating
Cumulative
Preferred Stock
Purchase Rights
(the "Rights")....    50,000(3)       (2)           (2)         (2)

     (1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is estimated based on the book value of the registrant's Common Stock computed as of November 30, 1996, the latest practicable date prior to the filing of this Registration Statement.

     (2) The Rights are appurtenant to and trade with the Common
Stock. The value attributable to the Rights, if any, is reflected in the book value of the Common Stock and the registration fee for the Rights is included in the fee for the Common Stock.

     (3) Together with an indeterminate additional number which may be issuable pursuant to the anti-dilution provisions of the 1996 Long Term Incentive Plan of Primex Technologies, Inc.

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                                PART I
         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with the Securities and Exchange
Commission (the "Commission").


Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.


                                PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by Primex
Technologies, Inc. (the "Company") are incorporated herein by reference as of their respective dates:

     (a) The Company's Registration Statement on Form 10, as amended, filed with the Commission, which became effective under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on December 9, 1996, and which contains a description of the Common Stock and Rights of the Company.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended December 31, 1995.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.


Item 4. Description of Securities.

    Not applicable.


Item 5. Interest of Named Experts and Counsel.

    Not applicable.


Item 6. Indemnification of Directors and Officers.

     The Virginia Stock Corporation Act permits, and the Company's Articles of Incorporation require, indemnification of the Company's directors, officers and employees in a variety of circumstances. Under Sections 13.1-697 and 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if



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such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. The Company's Articles of Incorporation require indemnification of directors, officers and employees with respect to certain liabilities, expenses, and other amounts imposed upon such persons by reason of having been directors, officers or employees if such persons acted in good faith and believed that their conduct was in the best interests of the Company or a related entity. Also,
Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding.

     Directors and officers of the Company are insured, subject to policy limits and certain exclusions and limitations and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the Company's Articles of Incorporation, subject to the terms, conditions and exclusions of such policies. In addition, directors, officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under such Act.


Item 7. Exemption from Registration Claimed.

    Not applicable.


Item 8. Exhibits.

    See Exhibit Index elsewhere herein.


Item 9. Undertakings.

    (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d)


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of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norwalk, State of Connecticut, on this 19th day of December, 1996.

                                    PRIMEX TECHNOLOGIES, INC.

                                    by    /s/ JOHNNIE M. JACKSON, JR.
                                          ---------------------------
                                          Name:  Johnnie M. Jackson, Jr.
                                          Title: Vice President and Secretary



     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.


              SIGNATURE                            TITLE

/s/ P.C. KOSCHE                          Chief Executive Officer and
------------------------------           Director
Name: P. C. Kosche

/s/  LOUIS S. MASSIMO                    Chief Financial Officer
-----------------------------
Name: Louis S. Massimo

/s/  MARY GALLAGHER                      Chief Accounting Officer
-----------------------------
Name: Mary Gallagher

/s/  JOHNNIE M. JACKSON, JR.             Director
-----------------------------
Name: Johnnie M. Jackson, Jr.



December 19, 1996




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                                     EXHIBIT INDEX

Exhibit      Description
-------      -----------

4(a)         Amended and Restated Articles of Incorporation.
             Incorporated by reference to Exhibit 3.1 to the Company's Form 10 filed with the Commission December 6, 1996 (SEC File No. 0-28942).

4(b) Amended and Restated By-laws. Incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed with the Commission December 6, 1996 (SEC File No. 0-28942).

4(c) Form of Rights Agreement dated December 19, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Incorporated by reference to Exhibit 4.4 to the Company's Form 10 filed with the Commission
             December 6, 1996 (SEC File No. 0-28942).

4(d)         Primex Technologies, Inc. Stock Plan for Nonemployee
             Directors.

5            Opinion of Hunton & Williams.

23(a)        Consent of KPMG Peat Marwick LLP.

23(b)        Consent of Hunton & Williams (included in Exhibit 5).